MANAGEMENT STATEMENT REGARDING COMPLIANCE WITH CERTAIN
PROVISIONS OF THE INVESTMENT COMPANY ACT OF 1940


We, as members of management of the S&P 500 Index Portfolio of SEI Index Funds' (the "Trust"), are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, "Custody of Investments by Registered Management Investment Companies," of the Investment Company Act of 1940. We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements. We have performed an evaluation of the Trust's compliance with the requirements of subsections (b) and (c) of Rule 17f-2 as of November 30, 1998, and from October 30, 1998 (last examination date) through November 30, 1998.

Based on this evaluation, we assert that the Trust was in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of November 30, 1998, and from October 30, 1998 (last examination date) through November 30, 1998 with respect to securities reflected in the investment account of the Trust.


Comerica Bank

By:
	Stephen Graef
	Stephen Graef
Vice President
Trust Operations